Form of Agreement and Plan of Merger

by and among

HEALTH PARTNERSHIP INC.

CAPITAL PARTNERS MERGER SUB, INC.

CAPITAL PARTNERS ACQUISITION SUB, INC.

CAPITAL PARTNERS FOR HEALTH & FITNESS, INC.

RANDALL ROHM

and

THOMAS FLYNN

Dated as of February 13, 2006

i

4.20	Litigation	24
4.21	Intellectual Property and Web Sites	24
4.22	Inventories	25
4.23	Receivables	25
4.24	Residency; Investment Sophistication; Backgrounds	25
4.25	Brokers	25
4.26	Current Assets and Current Liabilities	25
4.27	Stockholders’ Deficit	25
4.28	Satisfaction of Obligations to Edward Sampson	26
4.29	Outstanding Obligation to Jeremy Jaynes	26
4.30	Acquisition by Capital Partners of Interests in the Capital Partners Subsidiaries	26
4.31	Contracts	26
4.32	Material Information	27
4.33	Accounting Matters	27
ARTICLE V REPRESENTATIONS AND WARRANTIES OF HPI AND THE CAPITAL PARTNERS MERGER SUBS		27
5.1	Organization and Qualification	27
5.2	Capital Structure	27
5.3	Authorization; Enforceability	28
5.4	No Violation or Conflict	28
5.5	Governmental Consents and Approvals	28
5.6	Litigation	28
5.7	Interim Operations	29
5.8	Brokers	29
5.9	Board Approval	29
ARTICLE VI COVENANTS		29
6.1	Performance	29
6.2	Regulatory and Other Authorizations; Notices and Consents	29
6.3	Notification	30
6.4	Conduct of Business Pending Closing	30
ARTICLE VII EMPLOYMENT MATTERS AND MANAGEMENT OF THE SURVIVING CORPORATION POST-CLOSING		31
7.1	Employment Matters	31
7.2	Management of Surviving Corporation	31
7.3	Hiring of CFO and Controller	31
ARTICLE VIII PRE-CLOSING ASSIGNMENTS		31
8.1	Sale and Assignment of Intellectual Property	31
8.2	Sale and Assignment of All Internet Interests	31
ARTICLE IX EARNOUT		32
9.1	Contingent Earnout	32
9.2	Restrictions on Disposition of Operating Assets	33
9.3	Restrictions on Business Acquisitions	33

ARTICLE X REGISTRATION RIGHTS		33
10.1	Filing of Registration Statement	33
ARTICLE XI CONDITIONS PRECEDENT TO CLOSING		33
11.1	Conditions Precedent to the Obligations of the Parties	33
ARTICLE XII INDEMNIFICATION		36
12.1	Survival of Representations, Warranties and Covenants	36
12.2	Indemnification	36
12.3	Third Party Claim	38
ARTICLE XIII TERMINATION		38
13.1	Termination	38
ARTICLE XIV TAX MATTERS		38
14.1	Tax Returns	38
14.2	Contest Provisions	39
14.3	Assistance and Cooperation	40
14.4	S Corporation	41
ARTICLE XV MISCELLANEOUS		41
15.1	Notices	41
15.2	Entire Agreement	42
15.3	Binding Effect	42
15.4	Assignment	42
15.5	Modifications and Amendments	42
15.6	Waivers	42
15.7	No Third Party Beneficiary	43
15.8	Severability	43
15.9	Publicity	43
15.10	Governing Law	43
15.11	Counterparts; Facsimile Signatures	43
15.12	Headings	43
15.13	Expenses	43
15.14	Further Assurances	44
15.15	Arbitration	44
15.16	Incorporation by Reference	44

EXHIBITS

Exhibit 2.2	Articles of Merger
Exhibit 2.5(a)	Directors of Capital Partners Surviving Corporation
Exhibit 2.5(b)	Form of Irrevocable Proxy
Exhibit 11.1	Letter to Transfer Agent
Exhibit 11.1(o)	Opinion of Counsel to Capital Partners

SCHEDULES

Schedule 4.1	Organization and Qualification
Schedule 4.2	Subsidiaries and Affiliates
Schedule 4.8	Financial Statements
Schedule 4.10(b)	Leased Real Property
Schedule 4.11	Personal Property
Schedule 4.13	Insurance
Schedule 4.14	Permits
Schedule 4.15	Taxes
Schedule 4.16	Labor Matters
Schedule 4.17	Employee Benefit Plans
Schedule 4.20	Capital Partners Litigation
Schedule 4.30	Contracts
Schedule 5.6	HPI Litigation
Schedule 8.2	Domain Names
Schedule 9.2	Certain Cost Allocations

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) made and entered into as of February 13, 2006, by and among HEALTH PARTNERSHIP INC., a Colorado corporation (“HPI”), CAPITAL PARTNERS MERGER SUB, INC., a North Carolina corporation and wholly owned subsidiary of HPI (“Capital Partners Mergeco”); CAPITAL PARTNERS ACQUISITION SUB, INC., a North Carolina corporation and wholly owned subsidiary of HPI (“Capital Partners Acquisitionco” and together with Capital Partners Mergeco, each a “Capital Partners Merger Sub” and, collectively, the “Capital Partners Merger Subs”), CAPITAL PARTNERS FOR HEALTH & FITNESS, INC., a North Carolina corporation (“Capital Partners”), Randall Rohm (“Rohm”) and Thomas Flynn (“Flynn”), each a resident of North Carolina (Rohm and Flynn are hereinafter collectively referred to as the “Shareholders”). Capital Partners Mergeco, Capital Partners Acquisitionco, Capital Partners, and the Shareholders are sometimes referred to herein each, individually, as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, Kapital Engine Investments, Inc., a Nevada corporation (the “Predecessor Entity”) was the owner of all of the issued and outstanding equity interests in nine subsidiary entities that operate health clubs in the Raleigh-Durham metropolitan area and in one entity which has signed a lease for a tenth health club, to be opened in the future in Wake Forest, North Carolina;

WHEREAS, Capital Partners acquired all of the issued and outstanding equity interests in the subsidiary entities described in the preceding recital, pursuant to an assignment agreement.

WHEREAS, each of the Boards of Directors of HPI, Capital Partners Mergeco, Capital Partners Acquisitionco and Capital Partners has approved this Agreement, the merger of Capital Partners Mergeco with and into Capital Partners (the “Reverse Merger”) and the merger immediately following the Reverse Merger of Capital Partners with and into Capital Partners Acquisitionco (the “Forward Merger” and together with the Reverse Merger, the “Merger”), in accordance with the laws of the their respective States of incorporation, and the terms and conditions set forth herein; and

WHEREAS, the parties hereto intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person: (a) any other Person which beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, officer or employee of such Person.

“Approved Liabilities” means only those liabilities shown on the consolidated balance sheet of the Predecessor Entity dated September 30, 2005, subject only to minor adjustments in liability line items incurred in the ordinary course of the Business between September 30, 2005 and the Closing Date, plus any additional liabilities incurred for the purchase or lease of equipment and improvements to the facilities owned by Capital Partners.

“Bridge Loan” means the loan by HPI to Capital Partners, with an outstanding principal balance as of the date hereof of $400,000, plus accrued interest at the rate of 8% per annum, plus such additional loans, if any, made by HPI to Capital Partners from the date hereof through the Closing.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the city of Chicago, Illinois.

“Business Interests” means the ownership of up to (but not more than) one percent (1%) of any class of securities of an enterprise (but without otherwise participating, directly or indirectly, in the management or operations of such enterprise) if such securities are listed on any national or regional exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

“Capital Partners” means Capital Partners For Health & Fitness, Inc., a North Carolina corporation.

“Capital Partners Subsidiaries” means the corporations and limited liability companies described on Schedule 4.2, attached hereto.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof and any regulations promulgated thereunder.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the day on which the Closing takes place.

“COBRA” means the provisions of Code section 4980B and Part 6 of Subtitle B of title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means any entity which is under common control with Capital Partners within the meaning of Section 414(b), (c), (m), (o) or (t) of the Code.

“Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral, either involving payments of more than $10,000 per year or which are not terminable on 30 days’ written notice or less.

“Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form.

“Documents” means this Agreement together with the Articles of Merger, the Schedules and Exhibits hereto, the Capital Partners Disclosure Schedule, and the other agreements, documents and instruments required or contemplated to be executed in connection herewith.

“Earnout Period” means the first eight (8) full calendar quarters following the Closing Date.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, in each case, computed in accordance with GAAP.

“Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of Capital Partners, the Predecessor Entity, any Capital Partners Subsidiary or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Capital Partners, within the meaning of Section 414 of the Code (an “ERISA Affiliate”), whether or not such plan is terminated.

“Environmental Law” means any Law or Regulation pertaining to: (a) the protection of health, safety and the indoor or outdoor environment; (b) the conservation, management or use of natural resources and wildlife; (c) the protection or use of surface water and ground water; (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, emission, discharge, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance; or (e) pollution (including any emission, discharge or release to air, land, surface water and ground water of any material); and includes, without limitation, CERCLA and the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901 et seq.

“Environmental Permits” means all Permits required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

“Governmental Authority” means any governmental or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Hardware” means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

“Hazardous Substance” means any Hazardous Substance, as defined in CERCLA, and any other chemical, compound, product, solid, gas, liquid, pollutant, contaminant or material which is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

“Health Clubs” shall mean the nine (9) Health Clubs currently operated by one of the Capital Partners Subsidiaries and the additional Health Club expected to open for business in approximately 90 to 180 days from the date hereof. The location of each of the ten (10) Health Clubs is described on Schedule 4.10(b), attached hereto.

“HIPAA” means the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996.

“HPI Common Stock” means Common Stock, $.0001 par value per share, of HPI.

“HPI Offering” means the current offering of HPI Common Stock for $1.25 per share.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of Capital Partners, a Capital Partners Subsidiary or a lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss and all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Information System” means any combination of Hardware, Software and/or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, Databases, Information Systems, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (k) all rights under the License Agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (j) above; and (l) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

“Inventories” means all inventories, including, without limitation, merchandise, raw materials, work-in-process, finished goods, replacement parts, packaging, office supplies, maintenance supplies, computer parts and supplies and Hardware related to the Business maintained, held or stored by or for Capital Partners or any Capital Partners Subsidiary at any location whatsoever and any prepaid deposits for any of the same.

“IRS” shall mean the United States Internal Revenue Service.

“Jaynes Separation Agreement” means that certain Settlement and Release Agreement dated October 2005 among Jeremy Jaynes, Randall Rohm and the Predecessor Entity.

“Knowledge” means (a) in the case an individual, knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter, and (b) in the case of a Person (other than an individual) such Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of such Person or of a Subsidiary of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. The knowledge of Jeremy Jaynes shall not be attributed to a Person unless otherwise known to such Person.

“Law” means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

“Leased Real Property” means the real property leased by Capital Partners or a Capital Partners Subsidiary as tenant, together with, to the extent leased by Capital Partners or a Capital Partners Subsidiary all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Capital Partners or a Capital Partners Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Order, Liabilities for Taxes and those Liabilities arising under any Contract.

“Liens” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase, or charge of any kind (including any agreement to give any of the foregoing), provided, however, that the term “Lien” shall not include: (a) Liens for Taxes, assessments and charges of any Governmental Authority due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made); (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto; (c) Liens for Taxes either not due and payable or due but for which notice of assessments has not been given; (d) undetermined or inchoate Liens, charges and privileges incidental to current construction or current operations and statutory Liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to the asset or served upon Capital Partners or a Capital Partners Subsidiary pursuant to Law or which relate to obligations not due or delinquent; (e) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease; (f) security given in the ordinary course of the Business, as applicable, to any public utility, municipality or Government Authority in connection with the operations of the Business, as applicable, other than security for borrowed money; (g) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; and (h) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Material Adverse Effect” means any circumstance, change in, or effect on, the Business, Capital Partners or a Capital Partners Subsidiary that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business, Capital Partners or a Capital Partners Subsidiary: (a) is, or could be, materially adverse to the business, operations, assets or Liabilities (including, without limitation, contingent Liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Business, or (b) could materially adversely affect the ability of Capital Partners Surviving Corporation or the Capital Partners Subsidiaries to operate or conduct the Business in the manner in which it is currently operated or conducted, or contemplated to be conducted.

“Members” means the existing members of any of the Health Clubs.

“Membership Contracts” means the agreements evidencing the membership relationship between an individual Member on the one hand, and Capital Partners or a Capital Partners Subsidiary on the other hand.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Owned Real Property” means the real property owned by Capital Partners or a Capital Partners Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Capital Partners or a Capital Partners Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Patents” mean all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

“Payment to Capital Partners” means the portion of the Bridge Loan paid to Capital Partners in order to fund a settlement payment to Jeremy Jaynes. The amount of the Payment to Capital Partners is $300,000.

“Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to Capital Partners or a Capital Partners Subsidiary in connection with the Business whether or not in the ordinary course, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts, notes and debts.

“Regulation” means any rule or regulation of any Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders” means Randall Rohm and Thomas Flynn, the sole shareholders of Capital Partners.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of Capital Partners or a Capital Partners Subsidiary and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Subsidiary” or “Subsidiaries” of a specified Person means any other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by such Person.

“Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

“Tax Returns” means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or other taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

“Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

“Web Sites” means all websites, domain names, and associated internet properties, rights, titles and interests in any way directly or indirectly used in or associated with the Business, including but not limited to those certain web sites and domain names set forth on Schedule 8.2, attached hereto.

“Working Capital Infusion” means the portion of the proceeds from the Bridge Loan, if any, used by Capital Partners for working capital. The Working Capital Infusion shall be equal to the total amount of the Bridge Loan, including all accrued and unpaid interest thereon, less the amount of the Payment to Capital Partners.

ARTICLE II

THE MERGER

2.1 The Merger

. At the Effective Time (as hereinafter defined), in accordance with the laws of the State of North Carolina and the terms and conditions of the Documents, Capital Partners Mergeco shall be merged with and into Capital Partners. Pursuant to the Reverse Merger, Capital Partners shall continue to exist as the surviving corporation and the separate corporate existence of Capital Partners Mergeco shall cease. Immediately following the Reverse Merger, in accordance with the laws of the State of North Carolina and the terms and conditions of the Documents, Capital Partners shall be merged with and into Capital Partners Acquisitionco (the “Forward Merger” and together with the Reverse Merger, the “Merger”). From and after the Effective Time, the separate corporate existence of Capital Partners shall cease and Capital Partners Acquisitionco, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of North Carolina as a wholly owned subsidiary of HPI. Capital Partners Acquisitionco, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Capital Partners Surviving Corporation.” The parties intend the Merger (i.e., the Reverse Merger and the Forward Merger taken together as a single transaction) to be treated as a tax-free reorganization pursuant to Section 368(a)(2)(D) of the Code and Revenue Ruling 2001-46, 2001-2 C. B. 321; provided, however, that if the Merger is held not to qualify as a tax-free reorganization, the parties intend the Reverse Merger and the Forward Merger to be treated as separate transactions for income tax purposes not subject to the “step-transaction doctrine” pursuant to Revenue Ruling 90-95, 1990-2 C.B. 67.

2.2 Effective Time

. Subject to the provisions of this Agreement, on the Closing Date (as hereinafter defined) or as soon thereafter as is practicable the Parties shall cause each of the Forward Merger and the Reverse Merger to become effective by executing and filing with the office of the North Carolina Secretary of State, in accordance with the North Carolina Business Corporation Act, the Articles of Merger, in the forms required pursuant to Section 55-11-05 of the North Carolina Business Corporation Act (the “North Carolina BCA”), which forms shall be prepared by counsel to Capital Partners and HPI, and attached hereto as Exhibit 2.2 and made a part hereof (the “Articles of Merger”), the date and time of such filings, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time.” The parties hereto shall use their best efforts to pre-clear the Forward Merger and the Reverse Merger with the Secretary of State of the State of North Carolina in order that on the Closing Date, the Articles of Merger may be filed with the Secretary of State of the State of North Carolina and become effective upon filing.

2.3 Effect of the Merger

. At the Effective Time, the Merger shall have the effect set forth in the Documents and in the applicable provisions of law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, immunities, powers and franchises of Capital Partners, Capital Partners Mergeco and Capital Partners Acquisitionco shall vest in the Capital Partners Surviving Corporation, and all of the debts, liabilities and duties of Capital Partners, Capital Partners Mergeco and Capital Partners Acquisitionco shall become the debts, liabilities and duties of the Capital Partners Surviving Corporation.

2.4 Articles of Incorporation and Bylaws

. From and after the Effective Time and without further action on the part of the Parties, the Articles of Incorporation and Bylaws of Capital Partners Acquisitionco immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of Capital Partners Surviving Corporation until amended in accordance with the respective terms thereof.

2.5 Directors and Officers
.

(a) The directors of Capital Partners Surviving Corporation shall be those persons set forth on Exhibit 2.5(a) each to hold office in accordance with the Articles of Incorporation and the Bylaws of Capital Partners Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Capital Partners Surviving Corporation’s Articles of Incorporation and Bylaws.

(b) The directors of HPI immediately following the Closing Date shall consist of Gerard Jacobs, Douglas Stukel and Lee Wiskowski. Each of the Shareholders agrees to deliver on the Closing Date the form of irrevocable proxy attached as Exhibit 2.5(b) to Gerard Jacobs, and HPI agrees to use its best efforts to add the following persons to the board of directors of HPI as soon as permitted under Rule 14f-1 of the Securities & Exchange Act of 1934: Edward Sampson, Vincent Mesolella, Dominic Ragosta and three additional persons designated by Gerard Jacobs in writing. Gerard Jacobs has agreed to accept appointment by the board of directors of HPI as its chairman and chief executive officer and either Mr. Stukel or Mr. Wiskowski is expected to accept appointment by the board of directors as the vice chairman of HPI.

2.6 Conversion of Stock, Etc

. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities: All of the shares of Capital Partners’ common stock (“Capital Partners Common Stock”) issued and outstanding immediately prior to the Effective Time and all legal or beneficial rights to participate in any fashion in the economic benefits of ownership of Capital Partners - other than any shares of Capital Partners Common Stock that are to be canceled and retired pursuant to Section 2.7, and other than any options, warrants and other contractual or other rights to purchase or otherwise acquire or convert into Capital Partners Common Stock that are to be canceled and retired pursuant to Section 2.8 - (“Capital Partners Shares”) shall be converted automatically into the right to receive, in the aggregate: (i) Six Million Nine Hundred Ninety-Two Thousand Eight Hundred Fifty-Nine Dollars ($6,992,859) in cash (the “Cash Consideration”), and (ii) Three Million Four Hundred Ninety-Six Thousand Four Hundred Thirty (3,496,430) shares of HPI Common Stock (the “Stock Consideration”), and (iii) the Earnout defined in Section 9.1, if earned (the “Earnout Consideration” and together with the Cash Consideration and the Stock Consideration, the “Merger Consideration”), subject to adjustment as set forth in Section 2.10. As of the Effective Time, all shares of Capital Partners capital stock shall automatically be redeemed and canceled, and from and after the Effective Time, shall cease to exist, and each holder of a certificate that previously represented any such share of Capital Partners capital stock (collectively, the “Capital Partners Certificates”) shall cease to have any rights with respect thereto other than the right to receive, if any, their portion of the Merger Consideration. The foregoing Merger Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to the Capital Partners Shares, and after the Effective Time, there shall be no further registration or transfers of Capital Partners Shares. If after the Effective Time, any Capital Partners Certificates are presented to Capital Partners Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.6. If any Capital Partners Certificates representing Capital Partners Shares shall have been lost, stolen or destroyed, HPI shall pay the applicable Merger Consideration in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of such loss by the holder thereof. In addition to the affidavit, HPI may in its discretion and as a condition precedent to the payment of the applicable Merger Consideration, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against HPI or Capital Partners Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed. Notwithstanding anything to the contrary contained herein, the parties hereto agree that no portion of the Cash Consideration is required to be paid at the Closing. The parties shall proceed with the mergers contemplated by this Section 2.6 provided that HPI agrees to continue with the HPI Offering following the Closing and provided further that it delivers to each of the Shareholders a promissory note from HPI in the principal amount of such Shareholder’s respective portion of the Cash Consideration, including any cash to be issued in lieu of fractional shares if HPI determines not to issue fractional shares as part of the Stock Consideration (the “Shareholder Notes”). The Shareholder Notes shall mature on the earlier of June 30, 2006 or such time as HPI shall have raised capital sufficient to fund the entire amount of the Cash Consideration (the “Maturity Date”). The Shareholder Notes shall accrue simple interest at the rate of five percent (5%) per annum for the first sixty (60) days after the Closing Date and after such sixtieth (60th) day through the Maturity Date, shall accrue simple interest at the rate of ten percent (10%) per annum. The Shareholder Notes shall provide for payment of principal plus all accrued interest on the Maturity Date and shall entitle HPI to offset any claims for indemnification against a Shareholder under this Agreement against payments due to such Shareholder under the Shareholder Notes. Finally, the Shareholder Notes shall provide that in the event Edward Sampson purchases up to $1,000,000 of HPI Common Stock as part of the HPI Offering, the Shareholders shall be entitled to put to HPI, at a put price specified in the Shareholder Notes, up to that number of shares of HPI Common Stock as would cumulatively total the subscription amount received by HPI from Edward Sampson.

2.7 Cancellation of Shares

. Immediately prior to the Effective Time, each share of Capital Partners Common Stock either held in Capital Partners’ treasury or owned by any direct or indirect wholly-owned subsidiary of Capital Partners immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof or payment therefor.

2.8 Stock Options; Warrants

. Prior to the Effective Time, Rohm, at Rohm’s sole expense, shall take all actions necessary to cause all capital stock of Capital Partners other than the Capital Partners Common Stock held by the Shareholders and being exchanged for the Merger Consideration in accordance with Section 2.6, and all options, warrants and other contractual or other rights to purchase or otherwise acquire or convert into Capital Partners Common Stock, to be cancelled, extinguished and terminated.

2.9 Capital Stock of Acquisitionco

. Each share of common stock of Capital Partners Acquisitionco (“Capital Partners Acquisitionco Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the Capital Partners Surviving Corporation. From and after the Effective Time, each stock certificate of Capital Partners Acquisitionco that previously represented shares of Capital Partners Acquisitionco Common Stock shall evidence ownership of an equal number of shares of common stock of the Capital Partners Surviving Corporation.

2.10 Adjustments to the Consideration

. Without limiting any other provision of this Agreement:

(a) If and in the event that on the Closing Date any of the following shall have occurred, then the Cash Consideration shall be adjusted downward dollar-for-dollar, by the amount necessary to remedy the following:

(1) The amount of current assets minus current liabilities of Capital Partners is less at the Closing Date than as set forth on the September 30, 2005 balance sheet of the Predecessor Entity included within the Interim Financial Statements (i.e., the Cash Consideration reduction will equal the amount necessary to bring the current assets minus current liabilities differential to be equal as of the Closing Date to that on September 30, 2005);

(2) The Stockholders’ Deficit of Capital Partners as of the Closing Date is greater than the Stockholders’ Deficit as set forth on the September 30, 2005 balance sheet of the Predecessor Entity included within the Interim Financial Statements (i.e., the Cash Consideration reduction will equal the amount of the increase in the Stockholders’ Deficit for such period); and

(3) Any of the following two entries on the balance sheet of the Predecessor Entity included within the Interim Financial Statements have not been paid in full with cash proceeds provided by Rohm or his designees on behalf of the obligor to the Predecessor Entity or Capital Partners (with no obligation of the Predecessor Entity or Capital Partners to repay any of the funds so provided): Related Party Receivables - $206,700; and Advances to Stockholders: $129,800 (i.e., the Cash Consideration reduction in an amount to eliminate the above receivables and advances).

To the extent a Cash Consideration reduction per subparagraph (1), (2) or (3) is made, then the value of such reduction shall be credited toward computation of the test in the other subparagraphs.

(b) Intentionally Omitted.

(c) The Cash Consideration shall be adjusted downward, dollar-for-dollar, by the amount of any cash or other assets taken out of Capital Partners by the Shareholders after September 30, 2005, other than expense reimbursements or salaries based upon annualized rates of $200,000 for Rohm and $50,000 for Flynn, respectively, or any Payment to Capital Partners.

(d) The Stock Consideration shall be adjusted, at any time and from time to time prior to the Closing Date, to fully reflect the effect of any stock split, reverse split, stock dividend (including, without limitation, any dividend or distribution of securities convertible into HPI Common Stock), reorganization, recapitalization or other like change with respect to HPI Common Stock effective between the date of this Agreement and the Closing Date.

(e) The Cash Consideration shall be reduced by the amount of the unpaid balance of the Bridge Loan, including all principal and interest as of the Closing Date.

2.11 Taking of Necessary Action; Further Action

. If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Capital Partners Surviving Corporation full right, title and possession of all properties, assets, rights, privileges, powers and franchises of Capital Partners, Capital Partners Mergeco and Capital Partners Acquisitionco, the officers and directors of Capital Partners and the Capital Partners Surviving Corporation shall be and are fully authorized and directed, in the name of and on behalf of their respective corporations, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement. HPI shall cause the Capital Partners Merger Subs to perform all of their obligations relating to this Agreement and the transactions contemplated hereby.

ARTICLE III

CONSIDERATION; CLOSING

3.1 Consideration.

(a) As consideration for the Merger, the Shareholders shall be entitled to receive the Merger Consideration as set forth in Section 2.6 attached hereto, as adjusted pursuant to Section 2.10 hereof.

(b) All certificates representing HPI Common Stock issued pursuant to this Agreement shall bear a legend stating that such HPI Common Stock has not been registered under the Securities Act, and may not be transferred or sold without such registration or an exemption therefrom.

3.2 Closing

. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Shefsky & Froelich Ltd., 111 E. Wacker Drive, Suite 2800, Chicago, Illinois, 60601 at 9:30 A.M. CST on February 13, 2006, or at such other place or time or on such other date as the Parties may agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE SHAREHOLDERS AND CAPITAL PARTNERS

The Capital Partners Disclosure Schedule attached hereto (the “Disclosure Schedule”) identifies by Section and Subsection any exception to a representation or warranty in this Article IV. In order to induce HPI and the Capital Partners Merger Subs (together, the “HPI Entities”) to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholders and Capital Partners each hereby jointly and severally represent and warrant to each of the HPI Entities as follows:

4.1 Organization and Qualification

. Capital Partners is a corporation duly organized, validly existing and in good standing under the laws of State of North Carolina, and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 4.1, such jurisdictions being the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on Capital Partners. Each of the Capital Partners Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina, and is not required to be licensed or qualified to transact business in any other jurisdiction. All of the issued and outstanding shares of Capital Partners’ capital stock were issued in compliance in all material respects with all applicable federal and state securities laws and are owned solely by the Shareholders.

4.2 Subsidiaries and Affiliates

. Except for the Capital Partners Subsidiaries listed on Schedule 4.2, Capital Partners does not have any Subsidiaries, and, except as described on Schedule 4.2, Capital Partners does not own, directly or indirectly, any equity or other ownership interests of any Person. Except under this Agreement, Capital Partners has no obligation to purchase any interest, or make any investment, in any Person. All of the capital stock, membership interests or other equity interests of each Capital Partners Subsidiary were issued in compliance in all material respects with all applicable federal and state securities laws. Capital Partners owns all of the equity interests of each Capital Partners Subsidiary.

4.3 Charter, By-Laws and Corporate Records.

(a) True, correct and complete copies of each of (i) the Articles of Incorporation of Capital Partners as amended and in effect on the date hereof, (ii) the By-Laws of Capital Partners as amended and in effect on the date hereof, and (iii) the minute books of Capital Partners, have been previously made available to the HPI Entities. Such minute books contain complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and stockholders of Capital Partners from the date of its incorporation to the date hereof.

(b) True, correct and complete copies of each of (i) the Articles of Incorporation, Articles of Organization or similar instrument of each Capital Partners Subsidiary, as amended and in effect on the date hereof, (ii) the By-laws, Operating Agreement or Limited Liability Company Agreement of each Capital Partners Subsidiary, as amended and in effect on the date hereof, and (iii) the minute books of any Capital Partners Subsidiary or any resolutions or other minutes of such Capital Partners Subsidiary, have been previously made available to the HPI Entities. The minute books and resolutions contain complete and accurate records of all meetings and other corporate or limited liability company actions of the board of directors, committees of the board of directors, managers, members, incorporators and stockholders of such Capital Partners Subsidiary from its date of formation to the date hereof.

4.4 Authorization; Enforceability

. Capital Partners and each Capital Partners Subsidiary has the corporate or limited liability company power and authority to own, hold, lease and operate its respective properties and assets and to carry on its respective business as currently conducted. Capital Partners has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Documents to which Capital Partners, or any of the Shareholders is a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by Capital Partners, and by each of the Shareholders, and no other action on the part of Capital Partners, or any of the Shareholders is necessary in order to give effect thereto. This Agreement and each of the other Documents to be executed and delivered by Capital Partners, and by each of the Shareholders, have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, Capital Partners and each of the Shareholders, respectively, enforceable against Capital Partners and each of the Shareholders in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

4.5 No Violation or Conflict

. Except as provided in Schedule 4.5, none of (a) the execution and delivery by Capital Partners, or any of the Shareholders of this Agreement and the other Documents to be executed and delivered by Capital Partners or any of the Shareholders, (b) the consummation by Capital Partners or any of the Shareholders of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by Capital Partners or any of the Shareholders at the Closing, will (1) conflict with or violate the Articles of Incorporation or By-Laws of Capital Partners or the Articles of Incorporation, Articles of Organization, By-laws, Operating Agreement or similar instrument for any of the Capital Partners Subsidiaries, (2) conflict with or violate any Law, Order or Permit applicable to Capital Partners, the Shareholders or any Capital Partners Subsidiary, or by which Capital Partners’ or any Capital Partners Subsidiary’s properties is bound or affected, or (3) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Capital Partners’ or any Capital Partners Subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of Capital Partners or any Capital Partners Subsidiary pursuant to, any Contract, Permit or other instrument or obligation to which Capital Partners or any Capital Partners Subsidiary is a party or by which Capital Partners or any Capital Partners Subsidiary or their respective properties are bound or affected except, in the case of clause (2) or (3) above, for any such conflict, breach, violation, default or other occurrence that would not individually or in the aggregate, have a Material Adverse Effect on Capital Partners or any Capital Partners Subsidiary.

4.6 Governmental Consents and Approvals

. The execution, delivery and performance of this Agreement and the other Documents by Capital Partners and the Shareholders do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.7 Capital Structure

. The authorized capital stock of Capital Partners consists of 100,000 shares of Capital Partners Common Stock. As of the date hereof, 1,066 shares of Capital Partners Common Stock are issued and outstanding, all of which are owned solely by the Shareholders free and clear of all Liens, and no shares of Capital Partners Common Stock are held in treasury. Except as described above, there will be no shares of voting or non-voting capital stock, equity interests or other securities of Capital Partners authorized, issued, reserved for issuance or otherwise outstanding at the Closing. All of the outstanding shares of Capital Partners Common Stock are duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights. There are no bonds, debentures, notes or other Indebtedness of Capital Partners having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Capital Partners may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Capital Partners or any Capital Partners Subsidiary is a party or bound obligating Capital Partners or such Capital Partners Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Capital Partners or such Capital Partners Subsidiary or obligating Capital Partners or such Capital Partners Subsidiary to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking that will survive the Closing. There are no outstanding contractual obligations of Capital Partners or any Capital Partners Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of Capital Partners or such Capital Partners Subsidiary which will survive the Closing.

4.8 Financial Statements.

(a) Attached hereto as Schedule 4.8 are copies of the audited consolidated balance sheet of the Predecessor Entity and the Capital Partners Subsidiaries as of December 31, 2003 and December 31, 2004, together with, in each case, the related consolidated statements of operations and the consolidated statements of changes in stockholders equity and the consolidated statements of cash flow, for the year ended on such dates (collectively, the “Annual Financial Statements”). The Annual Financial Statements are correct and complete and in accordance with the books and records of the Predecessor Entity and the Capital Partners Subsidiaries and fairly present, in accordance with GAAP, in all material respects the financial condition of the Predecessor Entity and the Capital Partners Subsidiaries as of the dates indicated therein and accurately reflect in the aggregate all material aspects of the Business.

(b) Also attached hereto as Schedule 4.8 is a copy of the unaudited consolidated balance sheet of the Predecessor Entity and the Capital Partners Subsidiaries for the nine month period ended as of September 30, 2005, together with, in each case, the related consolidated statement of operations (unaudited), the consolidated statement of changes in stockholders’ equity (unaudited) and the consolidated statement of cash flows (unaudited) for the period ended September 30, 2005 (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Interim Financial Statements are correct and complete and in accordance with the books and records of the Predecessor Entity and the Capital Partners Subsidiaries and fairly present, in accordance with GAAP, in all material respects the financial condition of the Predecessor Entity and the Capital Partners Subsidiaries as of the dates indicated therein, are complete and correct in all material respects and accurately reflect any and all material aspects of the Business. The Financial Statements have been prepared and contain the information required by applicable rules and regulations of the Securities and Exchange Commission.

4.9 Conduct in the Ordinary Course; Absence of Changes

. Since September 30, 2005, except as permitted by Section 6.4(a) and Article VIII and except as disclosed in the Disclosure Schedule, the Business has been conducted in the ordinary course of business, consistent with past practice, and there has been no change in the Business which has had, or could reasonably be anticipated to have a Material Adverse Effect on Capital Partners or any of the Capital Partners Subsidiaries.

4.10 Real Property.

(a) Capital Partners and its Capital Partners Subsidiaries own no real estate.

(b) Schedule 4.10(b) lists (1) the street address of each parcel of Leased Real Property, (2) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, and (3) the term and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property. Each of the Health Clubs is the subject of one of the leases described on Schedule 4.10(b).

(c) Capital Partners has made available to the HPI Entities, to the extent available, for each parcel of Leased Real Property, all title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, other title documents and other documents relating to or otherwise affecting the Leased Real Property, or the operation of the Business thereon or any other uses thereof.

(d) Capital Partners has delivered or made available to the HPI Entities correct and complete copies of all leases and subleases listed in Schedule 4.10(b) and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates) (the “Leases”). With respect to each such Lease:

(1) such Lease is legal, valid, binding, enforceable and in full force and effect, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought, and represents the entire agreement between the respective landlord and tenant with respect to such property;

(2) such Lease, together with the consent and/or estoppel certificate contemplated by Section 6.2, will not cease to be legal, valid, binding, enforceable and in full force and effect, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought, on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Lease or otherwise give the landlord or lessee a right to terminate such Lease;

(3) neither Capital Partners nor any of the Capital Partners Subsidiaries nor, to the Knowledge of Capital Partners, any other party to such Lease, is in breach or default in any material respect, and, to the Knowledge of Capital Partners, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such Lease; and

(4) the rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

4.11 Personal Property.

(a) Schedule 4.11 lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property used in the Business and owned or leased by Capital Partners or a Capital Partners Subsidiary (the “Tangible Personal Property”).

(b) Capital Partners has delivered or made available to the HPI Entities correct and complete copies of all leases for Tangible Personal Property (if any) and any and all material ancillary documents pertaining thereto. With respect to each of such leases:

(1) such lease, together with all ancillary documents delivered pursuant to the first sentence of this Section 4.11(b), is legal, valid, binding, enforceable, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought, and in full force and effect and represents the entire agreement between the respective lessor and lessee with respect to such property; and

(2) neither Capital Partners nor any Capital Partners Subsidiary nor, to the Knowledge of Capital Partners, any other party to such lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under, such lease; and

(3) such lease will not cease to be legal, valid, binding, enforceable, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought, and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or otherwise give the lessor a right to terminate such lease.

(c) All Tangible Personal Property is adequate and usable for the use and purposes for which it is currently used, is in good operating condition, normal wear and tear excepted, subject to periodic maintenance and repair in accordance with good business practice. The Tangible Personal Property owned or used by each of the Capital Partners Subsidiaries constitutes all of the personal property used in, necessary to or required for, the conduct of such Subsidiaries’ Business as conducted on September 30, 2005 and on the Closing Date.

4.12 Board Approval

. The Board of Directors of Capital Partners has, at a meeting duly called and held at which all members were present or by a unanimous written consent: (a) approved and declared advisable this Agreement; (b) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interest of Capital Partners and its stockholders; (c) resolved to recommend to the stockholders of Capital Partners (1) the approval of the Merger and the other transactions contemplated hereby and (2) the approval and adoption of this Agreement; and (d) directed that this Agreement be submitted to the stockholders of Capital Partners for their approval and adoption.

4.13 Insurance

. Capital Partners has furnished or made available to the HPI Entities true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties and operations of Capital Partners and the Capital Partners Subsidiaries relating to the Business, a list of which (by type, carrier, policy number, limits, premium and expiration date) is set forth in Schedule 4.13. All such insurance policies are in full force and effect and will remain in full force and effect with respect to all events occurring prior to the Effective Time.

4.14 Permits

Schedule 4.14 lists all Permits used in or otherwise required for the conduct of the Business. Each of the Permits is valid and in full force and effect.

4.15 Taxes

. Capital Partners and each of the Capital Partners Subsidiaries which constitutes a corporation has been a validly electing S corporation pursuant to Sections 1361 and 1362 of the Code for all periods since its incorporation, and has been so classified for state purposes pursuant to analogous state provisions for the same periods and the jurisdictions in which Capital Partners or such Capital Partners Subsidiary does business listed on Schedule 4.15. Except as set forth in Schedule 4.15 hereto: (a) All Tax Returns and reports in respect of Taxes required to be filed with respect to Capital Partners and the Capital Partners Subsidiaries or the Business have been timely filed; (b) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (c) all such returns and reports are true, correct and complete in all material respects; (d) no adjustment relating to such returns has been proposed formally or, to the Knowledge of Capital Partners, informally by any Governmental Authority and, to the Knowledge of Capital Partners, no basis exists for any such adjustment; (e) there are no pending or, to the Knowledge of Capital Partners, threatened actions or proceedings for the assessment or collection of Taxes against Capital Partners or any Capital Partners Subsidiary or (insofar as either relates to the activities or income of Capital Partners or any Capital Partners Subsidiaries or the Business or could result in Liability of Capital Partners or a Capital Partners Subsidiary on the basis of joint and/or several liability) any corporation that was includible in the filing of a return with Capital Partners or a Capital Partners Subsidiary on a consolidated or combined basis; (f) no consent under Section 341(f) of the Code has been filed with respect to Capital Partners or a Capital Partners Subsidiary; (g) there are no Tax Liens on any assets of Capital Partners, or a Capital Partners Subsidiary or the Business; (h) Capital Partners and the Capital Partners Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed; (i) neither Capital Partners nor any Capital Partners Subsidiary has consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (j) neither Capital Partners nor any Capital Partners Subsidiary has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (k) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon Capital Partners’ or any Capital Partners Subsidiary’s assets; (l) neither Capital Partners nor any Capital Partners Subsidiary will be required (1) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (2) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (m) neither Capital Partners nor any Capital Partners Subsidiary is a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (n) to the Knowledge of Capital Partners there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to Capital Partners or any Capital Partners Subsidiary with respect to any period on or before the Closing Date; (o) neither Capital Partners nor any Capital Partners Subsidiary have made any payments, and neither will become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be nondeductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (p) neither Capital Partners nor any Capital Partners Subsidiary have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (q) no claim has ever been made in writing by a taxing authority in a jurisdiction where Capital Partners or a Capital Partners Subsidiary does not file Tax Returns that Capital Partners or a Capital Partners Subsidiary is or may be subject to Taxes assessed by such jurisdiction; (r) neither Capital Partners nor any Capital Partners Subsidiary have any physical presence in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (s) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to Capital Partners and each Capital Partners Subsidiary for the past two (2) years have been furnished or made available to the HPI Entities; and (t) neither Capital Partners nor any Capital Partners Subsidiary will be subject to any Taxes pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law) with respect to the transactions contemplated by this Agreement.

4.16 Labor Matters.

(a) Schedule 4.16 lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 2004 and 2005, the date of employment and a description of position and job function of each current salaried employee, officer, director, manager, member, consultant or agent of Capital Partners and any Capital Partners Subsidiary.
(b) Except as set forth in Schedule 4.16, no employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or not) exist between Capital Partners and any Capital Partners Subsidiary, on the one hand, and any of their respective current or former stockholders, officers, directors, members, managers, employees or consultants, on the other hand.

(c) (1) Neither Capital Partners nor any Capital Partners Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Capital Partners or such Capital Partners Subsidiary;

(2) There are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of Capital Partners, threatened between Capital Partners or any Capital Partners Subsidiaries and any of their respective employees;

(3) There are no unfair labor practice complaints pending against Capital Partners or any Capital Partners Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of Capital Partners or any Capital Partners Subsidiary;

(4) Capital Partners and the Capital Partners Subsidiaries are each currently in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Capital Partners or such Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

(5) Capital Partners and the Capital Partners Subsidiaries have each paid in full to all their respective employees or adequately accrued for in accordance with GAAP, consistently applied, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;

(6) There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or to the Knowledge of Capital Partners threatened before any Governmental Authority with respect to any Persons currently or formerly employed by Capital Partners or any Capital Partners Subsidiary;

(7) There is no charge or proceedings with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or to the Knowledge of Capital Partners threatened with respect to Capital Partners or any of the Capital Partners Subsidiaries; and

(8) There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and not settled or is now pending or to the Knowledge of Capital Partners threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Capital Partners or any Capital Partners Subsidiary has employed or currently employs any Person.

4.17 Employee Benefit Plans

. Schedule 4.17 lists all Employee Plans of the Predecessor Entity, Capital Partners and any Capital Partners Subsidiaries (the “Capital Partners Employee Plans”). Capital Partners has provided or made available to the HPI Entities correct and complete copies of (where applicable) (a) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans, (b) the most recent determination letters received from the IRS, (c) the three most recent Form 5500 Annual Reports and summary annual reports, (d) the most recent audited financial statement and actuarial valuation, and (e) all related agreements, insurance contracts and other agreements which implement each such Capital Partners Employee Plan. There are no restrictions on the ability of the sponsor of each Capital Partners Employee Plan to amend or terminate any Capital Partners Employee Plan and each Capital Partners Employee Plan may be transferred by Capital Partners or its respective ERISA Affiliate to the Capital Partners Surviving Corporation. With respect to each Capital Partners Employee Plan, no event has occurred, and there exists no condition or set of circumstances in connection with which Capital Partners or any of the Capital Partners Subsidiaries would reasonably be expected to, directly, or indirectly, subject the HPI Entities to any liability under ERISA, the Code or any other applicable law, except liability for benefits claims and funding obligations payable in the ordinary course. Each Capital Partners Employee Plan conforms to, and its administration is in compliance with, all applicable Laws. No prohibited transaction within the meaning of ERISA section 406 or Code section 4975, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any Capital Partners Employee Plan. Capital Partners, the Capital Partners Subsidiaries and each Commonly Controlled Entity has made all payments due from it to date with respect to each Benefit Plan. With respect to each Capital Partners Employee Plan, there are no benefits obligations for which contributions have not been made or properly accrued and there are no unfunded benefits obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the Financial Statements. No Capital Partners Employee Plan is a multiemployer plan. There are no actions, liens, suits or claims pending or to the Knowledge of Capital Partners threatened (other than routine claims for benefits) with respect to any Capital Partners Employee Plan or against the assets of any Capital Partners Employee Plan. Each Capital Partners Employee Plan which is intended to qualify under Code section 401(a) or 403(a) so qualifies and its related trust is exempt from taxation under Code section 501(a). Each Capital Partners Employee Plan that is not qualified under Code section 401(a) or 403(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA sections 201(2), 301(a)(3) and 401(a)(1). No assets of Capital Partners or any Capital Partners Subsidiary are allocated to or held in a “rabbi trust” or similar funding vehicle. Each Capital Partners Employee Plan that is a “group health plan” (as defined in ERISA section 607(1) or Code section 5001(b)(1) has been operated at all times in compliance with the provisions of COBRA, HIPAA and any applicable, similar state law. Except as disclosed in Schedule 4.17, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee of Capital Partners or any Capital Partners Subsidiary to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee of Capital Partners or any Capital Partners Subsidiary; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Code section 280G(b); or (iv) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

4.18 Environmental Matters

. (a) Capital Partners and each Capital Partners Subsidiary has all Environmental Permits which are required under Environmental Laws, (b) Capital Partners and each Capital Partners Subsidiary is in material compliance with all terms and conditions of such Environmental Permits, (c) Capital Partners and each Capital Partners Subsidiary is in material compliance with all Environmental Laws and any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws or contained in any regulation, code, plan, governmental Order, notice or demand letter issued, entered, promulgated or approved thereunder, (d) there has not been any event, condition, circumstance, activity, practice, incident, action or plan which will interfere with or prevent continued compliance with the terms of such Environmental Permits or which would give rise to any liability under any Environmental Law or give rise to any common law or statutory liability, based on or resulting from Capital Partners’ or any Capital Partners Subsidiary’s or their respective agents’ manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Substance, and (e) Capital Partners and each Capital Partners Subsidiary has taken all actions reasonably necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by Capital Partners or any Capital Partners Subsidiary (or any of their agents) thereunder.

4.19 Certain Interests.

(a) No officer, director or stockholder of Capital Partners, and no spouse and to the Knowledge of Capital Partners, no relative (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

(1) has any direct or indirect financial interest in any competitor, supplier or customer of Capital Partners or a Capital Partners Subsidiary (except as described on Schedule 4.2), provided, however, that the ownership of securities representing no more than three percent (3%) of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(2) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which either Capital Partners or any Capital Partners Subsidiary uses or has used in the conduct of the Business or otherwise; or

(3) has outstanding any Indebtedness to either Capital Partners or any Capital Partners Subsidiary.

(b) Neither Capital Partners nor or any Capital Partners Subsidiary has any Indebtedness, Liabilities, nor any other obligation of any nature whatsoever to, any officer, director or stockholder of Capital Partners or such Capital Partners Subsidiary or any spouse or to the Knowledge of Capital Partners to any relative (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or stockholder.

4.20 Litigation

. Except as set forth in Schedule 4.20, there are no Actions pending, or to Capital Partners’ Knowledge, threatened, against, relating to or affecting Capital Partners, any Capital Partners Subsidiary or the Business before any Court, Governmental Agency or any arbitrator or mediator. Neither Capital Partners, any Capital Partners Subsidiary, nor any Shareholder is subject to any Order which prohibits or restricts the consummation of the transactions contemplated hereby or restricts in any way the ownership or operations of Capital Partners, any Capital Partners Subsidiary or the Business.

4.21 Intellectual Property and Web Sites

. Except for software, content, or other similar services/property purchased by Capital Partners or any Capital Partners Subsidiary on a non-exclusive basis through contracts with vendors, all of which contracts are in full force and effect and none of which contracts are currently subject to any contractual disputes nor have been threatened with cancellation or non-renewal by such vendors, Capital Partners and the Capital Partners Subsidiaries, collectively, have the exclusive rights, titles and interests in and to any and all Intellectual Property and all of the Web Sites used by, being developed by, or otherwise associated with the present or future operations of the Business, as reasonably anticipated by Capital Partners.

4.22 Inventories

. The Inventories reflected in the Financial Statements, if any, are in proper working order and of merchantable quality, which can be sold in the ordinary course of the Business.

4.23 Receivables

. The Receivables reflected in the Financial Statements consist solely of bona fide accounts receivable generated by the Business in the ordinary course, which can be collected in the ordinary course of the Business, subject to reserves for bad debt maintained consistently with the bad debt reserve reflected in the Annual Financial Statements.

4.24 Residency; Investment Sophistication; Backgrounds

Each of the Shareholders: (a) is a resident of North Carolina; (b) either alone or with his purchaser representative has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of making an investment in HPI Common Stock; (c) has received, read and understands the public filings of HPI with the United States Securities and Exchange Commission (“SEC”), including but not limited to HPI’s: (i) annual report on Form 10-KSB for the year ended December 31, 2004, (ii) quarterly reports on Form 10-QSB for the quarters ended March 30, June 30 and September 30, 2005, (iii) current reports on Form 8-K from September 30, 2005 through the date hereof; and (d) has been afforded a full opportunity to conduct such additional “due diligence” investigation of HPI and its subsidiaries, and the Capital Partners Merger Subs (the “HPI Entities”), including their respective businesses, management, balance sheets, financial results, prospects and Risk Factors as the Shareholders have deemed appropriate and the opportunity to ask questions of management of HPI regarding the business and financial results of the HPI entities; (e) have retained and been advised by their own competent lawyers and accountants in regard to the preparation, negotiation and execution of this Agreement and the transactions contemplated herein; and (f) have never been charged, indicted or convicted of any criminal offense, excepting only minor traffic violations.

4.25 Brokers

Neither Capital Partners, any of the Capital Partners Subsidiaries, nor any Shareholder has employed any financial advisor, broker or finder, and neither Capital Partners, any of the Capital Partners Subsidiaries, nor the Shareholders has incurred nor will incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.26 Current Assets and Current Liabilities

. On the Closing Date, the amount of the current assets minus the current liabilities of Capital Partners shall meet the minimum differential set forth in Section 2.10(a)(1), above.

4.27 Stockholders’ Deficit

. On the Closing Date, the amount of the stockholder deficit shall not exceed the stockholder deficit of the Predecessor Entity, as set forth in the September 30, 2005 balance sheet included in the Interim Financial Statements. Other than obligations set forth in the Interim Financial Statements, and ordinary course fluctuations not in violation of the first sentence of this Section 4.27, on the Closing Date, Capital Partners and the Capital Partners Subsidiaries will be free clear of all Indebtedness and Liabilities, including but not limited to liens, obligations, claims and encumbrances, actual or contingent, known or unforeseen, including but not limited to, bank loans, stockholder loans, payroll claims, bonus and commission claims, unpaid payroll taxes, other unpaid taxes, pension obligations, employment discrimination claims, sexual harassment claims, breach of contract claims, credit card chargebacks in excess of $1,000, lawsuits, stock options, stock warrants, phantom stock plans, stock appreciation rights or plans, deferred compensation agreements, purchase agreements that cannot be cancelled by Capital Partners or the Capital Partners Subsidiaries at any time, consulting agreements, employment agreements other than the Employment Agreement referred to in Section 7.1, severance agreements or “change of control” agreements of any nature, and any other liabilities of any nature whatsoever (collectively, “Claims of Any Nature”) excepting only those ordinary course liabilities shown on the Balance Sheet subject only to minor adjustments in liability line items incurred in the ordinary course of the Business between September 30, 2005 and the Closing Date (“Approved Liabilities”). On the Closing Date, the “Related Party Receivables” and “Advances to Stockholder” entries on the Interim Financial Statements shall have been satisfied in full.

4.28 Satisfaction of Obligations to Edward Sampson

. As of the date hereof, the total outstanding balance owed to Edward Sampson both with respect to the sale of his shares to Randall Rohm under that certain Purchase Agreement relating to the sale of the 47.5% interest in the Predecessor Entity, and any additional amount assumed by Randall Rohm with respect to the obligation of Jeremy Jaynes to Edward Sampson for purchase of shares of the Predecessor Entity from Edward Sampson totals $3,100,000. This amount represents the total obligations owed to Sampson with respect to the sale of his shares or for any other interest that he previously held in the Predecessor Entity. Upon payment to Sampson of the above sums (as adjusted for monies owing through the Closing Date), all common stock of Capital Partners and all equity interests in any Capital Partners Subsidiaries shall be free and clear of all Liens, claims and encumbrances of any kind. At Closing, Sampson shall execute and deliver a waiver and release acknowledging that these are the only amounts owed to him and providing Capital Partners, its Subsidiaries and the Predecessor Entity with a release of any and all claims.

4.29 Outstanding Obligation to Jeremy Jaynes

. All obligations of the Predecessor Entity, Capital Partners, any Capital Partners Subsidiary, Randall Rohm or any of the Shareholders to Jeremy Jaynes, whether with respect to any equity interest in any entities, any loans made by Jaynes to any such entities or any of the Shareholders or any payments constituting separation pay, have been fully satisfied and there is no amount owing to Jaynes as of the date hereof.

4.30 Acquisition by Capital Partners of Interests in the Capital Partners Subsidiaries

. Capital Partners has acquired one hundred percent (100%) ownership in each of the Capital Partners Subsidiaries pursuant to an assignment in 2005 from the Predecessor Entity to Capital Partners. The ownership interests in each of the Capital Partners Subsidiaries were conveyed to Capital Partners for a reasonably equivalent consideration. The Predecessor Entity no longer owns any right, title or interest in any of the Capital Partners Subsidiaries.

4.31 Contracts

. Except for Membership Contracts, Schedule 4.30 hereto contains a complete, current and correct list of all Contracts of Capital Partners and of any of the Capital Partners Subsidiaries, including all amendments thereto, whether written or oral. All such Contracts are in full force and effect, are enforceable in accordance with their terms and are not in default. The Membership Contracts represent bona fide, enforceable contracts entered into by Capital Partners, the Predecessor Entity or a Capital Partners Subsidiary, on the one hand, and a Member, on the other hand.

4.32 Material Information

. All material information concerning Capital Partners or its Subsidiaries has been provided by the Shareholders to the HPI Entities.

4.33 Accounting Matters

. Capital Partners has retained Norco Accounting and Consulting, Inc. to input all of Capital Partners’ financial records from and after October 1, 2005 onto the Great Plains accounting system, and such inputting is substantially complete as of the date hereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
HPI AND THE CAPITAL PARTNERS MERGER SUBS

In order to induce Capital Partners, and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, the HPI Entities represent and warrant to Capital Partners, and the Shareholders as follows:

5.1 Organization and Qualification

. Each of HPI, and each of the Capital Partners Merger Subs is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each of HPI, and each of the Capital Partners Merger Subs is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Material Adverse Effect on HPI, or the Capital Partners Merger Subs. Each of HPI, and each of the Capital Partners Merger Subs has made available to Capital Partners, and the Shareholders true, complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to date. Neither HPI, nor either of the Capital Partners Merger Subs is in default under or in violation of any provision of its Articles of Incorporation or Bylaws. All of the issued and outstanding shares of capital stock of, or other equity interests in, the Capital Partners Merger Subs are: (a) duly authorized, validly issued, fully paid, non-assessable; (b) owned, directly or indirectly by HPI free and clear of all Liens; and (c) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to HPI, or otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest other than restrictions under the Securities Act and state securities laws.

5.2 Capital Structure

. The authorized capital stock of HPI consists of (a) 50,000,000 shares of HPI Common Stock $0.0001 par value per share and (b) 5,000,000 shares of “blank check” Preferred Stock, none of which has been issued (“HPI Preferred Stock”). As of the date of this Agreement: (1) 15,985,305 shares of HPI Common Stock were issued and outstanding; and (2) no shares of HPI Preferred Stock were issued or outstanding. Except as described above and with respect to the outstanding convertible debentures and stock options of HPI, there were no shares of voting or non-voting capital stock, equity interests or other securities of HPI authorized, issued, reserved for issuance or otherwise outstanding. All outstanding shares of HPI Common Stock are, and all shares of HPI Common Stock to be issued in connection with the consummation of the transactions contemplated by this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights. Except as provided hereunder, neither HPI, nor either of the Capital Partners Merger Subs is subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan or capital contribution) to or in any Person. All of the issued and outstanding shares of HPI Common Stock were issued in compliance in all material respects with all applicable federal and state securities laws. The authorized capital stock of each Capital Partners Merger Sub consists of 1,000 shares of common stock, 100 of which are duly authorized, validly issued and fully paid and non-assessable, and all of which are, and at the Closing Date will be, owned by HPI free and clear of any Liens.

5.3 Authorization; Enforceability

. Each of the HPI Entities has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Documents to which it is a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by each of the HPI Entities, and no other action on the part of any of them is necessary in order to give effect thereto. This Agreement and each of the other Documents to be executed and delivered by each of the HPI Entities have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, each of them, enforceable against each of them, in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

5.4 No Violation or Conflict

. None of (a) the execution and delivery by the HPI Entities of this Agreement and the other Documents to be executed and delivered by each of the HPI Entities, (b) consummation by each of the HPI Entities of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by each of the HPI Entities at the Closing, will (1) conflict with or violate the Articles of Incorporation or By-Laws of any of them, (2) conflict with or violate any Law, Order or Permit applicable to any of them, or (3) conflict with or violate any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which any of them is a party or by which any of their respective properties may be bound or affected.

5.5 Governmental Consents and Approvals

. The execution, delivery and performance of this Agreement and the other Documents by each of the HPI Entities do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

5.6 Litigation

. Except as set forth on Schedule 5.6, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the Knowledge of HPI, threatened, against HPI, or the Capital Partners Merger Subs.

5.7 Interim Operations

. Each of the Capital Partners Merger Subs was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

5.8 Brokers

. None of the HPI Entities has employed any financial advisor, broker or finder, and neither HPI nor either of the Capital Partners Merger Subs has incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

5.9 Board Approval

. The Boards of Directors of each of the HPI Entities has, each at a meeting duly called and held at which all members of such Board were present or by a unanimous written consent: (a) approved this Agreement; (b) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interest of the HPI Entities and each of their respective stockholders; (c) resolved to recommend to the stockholders of each Capital Partners Merger Sub (1) the approval of the Merger and the other transactions contemplated hereby and (2) the approval and adoption of this Agreement; and (d) directed that this Agreement be submitted to the stockholders of each Capital Partners Merger Sub for their approval and adoption.

ARTICLE VI

COVENANTS

6.1 Performance

Subject to the terms and conditions provided in this Agreement, each of the Parties shall use its respective reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be performed and fulfilled those of the conditions precedent to its obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary approvals, to the end that the transactions contemplated hereby will be fully and timely consummated.

6.2 Regulatory and Other Authorizations; Notices and Consents.

(a) Each of the Parties will use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Documents and will cooperate fully with each of the Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Each of the Parties shall give promptly such notices to third parties and use its best efforts to obtain such third party consents and estoppel certificates as the Parties may deem necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement and the other Documents. The Parties shall cooperate with each other and use all reasonable efforts to assist in giving such notices and obtaining such consents and estoppel certificates.

6.3 Notification

. From the date this Agreement is signed by the Parties until the Closing, each Party to this Agreement shall promptly notify the other Parties in writing of the occurrence, or pending or threatened occurrence, of (a) any event that would constitute a breach or violation of this Agreement by any Party or that could reasonably be anticipated to cause any representation or warranty made by the notifying Party in this Agreement to be false or misleading in any respect (including without limitation, any event or circumstance which would have been required to be disclosed on the applicable disclosure Schedule if such event or circumstance occurred or existed on or prior to the date of this Agreement), and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of such Party. Any such notification shall not limit or alter any of the representations, warranties or covenants of the parties set forth in this Agreement or any rights or remedies a Party may have with respect to a breach of any representation, warranty or covenant.

6.4 Conduct of Business Pending Closing.

(a) At all times prior to the Closing Date, Capital Partners covenants and agrees that it shall conduct the Business only in the ordinary course of its Business consistent with past practices (and shall cause the Capital Partners Subsidiaries to so conduct the Business), and Capital Partners shall use its commercially reasonable efforts consistent with past practices to preserve intact the Business and to keep available satisfactory relationships with suppliers, customers and others having business relationships with it (or the Capital Partners Subsidiaries).

(b) From the date of this Agreement until the Closing Date there shall not be any material increases or decreases in compensation, capital expenditures, asset sales or affiliate transactions involving Capital Partners, a Capital Partners Subsidiary or any Shareholders, nor shall there be any unusual cash withdrawals, unusual payments, unusual contracts or contract provisions, or other unusual transactions or business practices involving Capital Partners, a Capital Partners Subsidiary or any Shareholders.

(c) At all times prior to the Closing Date, except as otherwise set forth in this Agreement, each of the Capital Partners Merger Subs covenants and agrees that it will not, directly or indirectly, conduct any business or incur any Liabilities (contingent or otherwise).

(d) Capital Partners, and the Shareholders agree that during the period from the date of signing of this Agreement until the Closing Date, they shall each refrain from entering into, participating in, or responding to, any other negotiations, discussions, contracts, letters of intent, or other arrangements of any nature with any third parties (other than HPI) regarding a disposition of Capital Partners’ (including the Capital Partners Subsidiaries’) Business or assets, the sale of the stock or equity interests of Capital Partners or the Capital Partners Subsidiaries, or any other actions which might have the effect of impeding, delaying or making more costly the Merger, provided, however, that this agreement shall no longer be legally binding upon Capital Partners, or the Shareholders if the Closing has not occurred by April 30, 2006.

ARTICLE VII

EMPLOYMENT MATTERS AND MANAGEMENT OF THE SURVIVING CORPORATION POST-CLOSING

7.1 Employment Matters

(a) . On the Closing Date, there will be no changes in the employment status, or in the terms and conditions of employment, of the employees of Capital Partners Surviving Corporation prior to the Merger (or of the Capital Partners Subsidiaries). On or before the Closing Date, Rohm (the “Executive”) shall be employed by the Surviving Corporation in such capacity, at such salary and bonus and pursuant to such written employment agreement, if any, as may mutually agreed upon among the Executive and HPI prior to the Closing Date.

7.2 Management of Surviving Corporation

Rohm shall use good faith efforts to perform such tasks reasonably assigned to him by Capital Partners Surviving Corporation for so long as he is employed by such corporation.

7.3 Hiring of CFO and Controller

. As promptly as practical following the execution of this Agreement, HPI, in consultation with Gerard Jacobs, shall identify and hire a Chief Financial Officer who is a certified public accountant (the “CFO”). As promptly as practical following the execution of this Agreement, Capital Partners, in consultation with Gerard Jacobs, shall identify and hire a qualified corporate controller (the “Controller”).

ARTICLE VIII

PRE-CLOSING ASSIGNMENTS

8.1 Sale and Assignment of Intellectual Property

. The Shareholders hereby sell, convey, give, grant, assign and transfer to Capital Partners any and all rights, titles and interests of any nature whatsoever that either of them may have in or to the ownership or use of any and all Intellectual Property and Web Sites used in or associated with Capital Partners, the Capital Partners Subsidiaries or the Business.

8.2 Sale and Assignment of All Internet Interests

The Shareholders hereby sell, convey, give, grant, assign and transfer to Capital Partners any and all rights, titles and interests of any nature whatsoever, legal or beneficial, active or passive, that such shareholders may have in or to any other Person, business or web site relating to the Business, it being expressly acknowledged and agreed by such Shareholders that it is the intent of the Parties and of this Agreement that following the Merger the Shareholders’ only Business Interests in regard to the Business will be their interests in HPI. The interests to the assignment to Capital Partners hereunder shall include the domain names attached hereto on Schedule 8.2 (the “Domain Names”).

ARTICLE IX

EARNOUT

9.1 Contingent Earnout

. Following the Closing Date, the Merger Consideration may be increased as follows: The Shareholders are collectively entitled to earn a one-time payment (the “Earnout”), payable one-half in cash (the “Cash Earnout Payment”) and one-half in common stock of HPI valued at the average of the closing prices per share of HPI common stock on the last ten trading days of the Earnout Period (the “Stock Earnout Payment”), to be allocated amongst them in accordance with their percentage share ownership in Capital Partners immediately prior to the Closing Date, such Earnout Payment to be equal to

(a) the amount, if any, by which

(i) one-half of the aggregate EBITDA of Capital Partners Surviving Corporation during the Earnout Period, as certified by HPI’s independent certified public accountant, exceeds:

(ii) an amount equal to the sum of:

(A) Three Million One Hundred Fifty-Eight Thousand Nine Hundred Thirty-Three Dollars ($3,158,933); plus

(B) One-half of the amount of any Working Capital Infusion made from proceeds of the Bridge Loan.

multiplied by
(b) 4.2.

If no trading market has developed, the value of the HPI Common Stock as of the relevant date shall be determined by the Board of Directors of HPI acting in good faith. The Earnout shall be paid within ten (10) days following the receipt by the Shareholders and HPI from HPI’s independent certified public accountants of a written determination of the Earnout Period EBITDA (the “Earnout Calculation”) if the Shareholders do not contest in writing the Earnout Calculation within five (5) days following their receipt of the Earnout Calculation. If the Shareholders contest the Earnout Calculation, HPI and the Shareholders shall have ten (10) days to settle such dispute. If the dispute is not settled by the end of the 10-day period, then the dispute shall be settled in accordance with Section 15.15 hereof. HPI will use its best efforts to ensure that HPI’s independent public accountants deliver the Earnout Calculation no later than 60 days after the end of the Earnout Period, provided that HPI shall be deemed to be in breach of its obligation under this Section 9.1 if it fails to deliver the Earnout Calculation within 120 days after the end of the Earnout Period. Shares of HPI Common Stock issued as part of the Stock Earnout Payment shall be valued at the average closing price per share of HPI Common Stock on the final ten trading days of the Earnout Period; provided, however, if no trading market has developed, the value of the HPI Common Stock as of the relevant date shall be determined by the Board of Directors of HPI acting in good faith. Within 10 days after each Form 10-QSB or Form 10-KSB is filed with the SEC by HPI with respect to each calendar quarter comprising the Earnout Period, HPI shall cause to be delivered to the Shareholders a report of the financial results of the Capital Partners Surviving Corporation during such quarter based on the information in the working papers used to prepare such Form 10-QSB or Form 10-KSB, respectively, and upon request by the Shareholders such working papers shall be made available to the Shareholders for review so long as the Shareholders agree in writing to keep the working papers confidential.

9.2 Restrictions on Disposition of Operating Assets

. HPI covenants that during the Earnout Period it will not dispose of any material portion of the operating assets of Capital Partners or any of the Capital Partners Subsidiaries. The foregoing prohibition shall not prohibit disposition of obsolete assets or the transfer, replacement or sale of assets in the ordinary course of the Business. Neither the Company nor any of the Subsidiaries shall be merged or consolidated with or into any other entity during the Earnout Period, other than the Company, nor shall the Company or any of the Subsidiaries be allocated additional overhead or costs of this Transaction, except as provided in Schedule 9.2, hereto.

9.3 Restrictions on Business Acquisitions

. Until such time as the Shareholders Notes have been satisfied in full (including satisfaction by permitted credits and offsets), HPI shall not apply any proceeds from the HPI Offering toward the purchase of any other businesses.

ARTICLE X

REGISTRATION RIGHTS

10.1 Filing of Registration Statement

. The Stock Consideration will be unregistered, restricted stock and shall constitute restricted securities as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended. HPI hereby agrees that following the Closing it will include the Stock Consideration issued hereunder in the next “Selling Stockholder” registration statement prepared and filed with the SEC by HPI following the Closing Date. HPI shall use its good faith efforts to obtain SEC approval of such registration statement as soon as practicable following the filing thereof. The Parties hereto acknowledge and agree that HPI shall have the right to suspend effectiveness of such registration statement or the use of the prospectus contained therein in its sole discretion.

ARTICLE XI

CONDITIONS PRECEDENT TO CLOSING

11.1 Conditions Precedent to the Obligations of the Parties

. The obligation of each of the Parties to consummate the transactions described in this Agreement shall be subject to the fulfillment on or before the Closing of the following conditions precedent, each of which may be waived by a Party in its sole discretion:

(a) Representations, Warranties and Covenants of Shareholders and Capital Partners. The representations and warranties of the Shareholders and Capital Partners contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements contained in this Agreement to be complied with by the Shareholders and Capital Partners on or before the Closing shall have been complied with, and HPI and the Capital Partners Merger Subs shall have received a certificate from the Shareholders and Capital Partners to such effect signed by the Shareholders and by a duly authorized officer of Capital Partners.

(b) Representations, Warranties and Covenants of HPI and the Capital Partners Merger Subs. The representations and warranties of each of HPI and the Capital Partners Merger Subs contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements contained in this Agreement to be complied with by HPI and the Capital Partners Merger Subs on or before the Closing shall have been complied with, and Capital Partners shall have received a certificate to such effect signed by a duly authorized officer of HPI and the Capital Partners Merger Subs.

(c) No Adverse Change of Capital Partners. No events or conditions shall have occurred which individually or in the aggregate, have had, or may reasonably be anticipated to give rise to any Material Adverse Effect on Capital Partners or any of the Capital Partners Subsidiaries.

(d) No Adverse Change of HPI or the Capital Partners Merger Subs. No events or conditions shall have occurred which individually or in the aggregate, have had, or may reasonably be anticipated to give rise to any Material Adverse Effect on HPI or the Capital Partners Merger Subs.

(e) Governmental Approvals. Any and all approvals from Governmental Authorities required for the lawful consummation of the transactions contemplated by this Agreement and the other Documents shall have been obtained. The Articles of Merger shall have been filed with the Secretary of State of the State of North Carolina.

(f) Consents. Any and all needed consents and approvals from third parties for the consummation of the transactions contemplated by this Agreement and the other Documents, and the transfer of all of the Business, assets and agreements of Capital Partners to Capital Partners Surviving Corporation shall have been obtained.

(g) No Actions, Suits or Proceedings. No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement and the other Documents. No Litigation shall be pending or, to the Knowledge of the Parties to this Agreement, threatened, before any Court or Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting Capital Partners or a Capital Partners Subsidiary shall be pending, and neither Capital Partners nor any Capital Partners Subsidiary shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

(h) Capital Partners Shares. The Shareholders shall have delivered Capital Partners Certificates evidencing all of the Capital Partners Shares to HPI.

(i) Stock Consideration. HPI shall have delivered to its stock transfer agent an irrevocable instruction letter directing the stock transfer agent to deliver the Stock Consideration to the Shareholders, in the form attached hereto as Exhibit 11.1.

(j) Irrevocable Proxies. Each of the Shareholders, the Roberti Jacobs Family Trust under agreement dated 11/11/99, Douglas Stukel, DJS Investments II, LLC, Lee Wiskowski and Grander, LLC (individually a “Grantor” and collectively, the “Grantors”) shall execute and deliver an irrevocable proxy (the “Proxy”) in the form of Exhibit 2.5(b) hereto, pursuant to which such Grantor shall irrevocably constitute and appoint Gerard Jacobs, as the Grantor’s proxy to vote all shares of HPI Common Stock owned, directly or indirectly, by such Grantor as of the date hereof and any other shares of HPI Common Stock hereinafter acquired by such Grantor, including but not limited to, shares issued pursuant to the transactions contemplated hereby. This proxy shall authorize Gerard Jacobs to vote such shares at any meeting of shareholders of HPI following the Closing Date, whether annual or special, and whether or not an adjourned meeting, and at any all other places and times and in all circumstances whatsoever following the Closing Date.

(k) Capital Partners shall deliver to HPI satisfactory proof that all amounts outstanding to Jeremy Jaynes with respect to the Predecessor Entity, Capital Partners, any Capital Partners Subsidiary and any of the Shareholders have been satisfied in full and shall have also delivered a payoff letter from Edward Sampson under which Sampson represents and covenants that upon payment to him of the sum specified therein he shall automatically and without any further action release the Predecessor Entity, Capital Partners, Capital Partners Subsidiaries and each of the Shareholders from any and all liabilities, including without limitation, any outstanding obligations with respect to his sale of shares in the Predecessor Entity. Randall Rohm hereby directs that a portion of his Cash Consideration be applied to the full satisfaction of the payoff amount set forth in the payoff letter delivered by Edward Sampson (subject to the right, with the consent of the Shareholders that the proportionate amount of their Cash Consideration be similarly applied).

(l) Closing Documents. Each Party shall have delivered to the other Parties, as applicable, the resolutions, certificates, documents and instruments set forth below:

(1) a copy of the resolutions duly, validly and unanimously adopted by the respective Boards of Directors and stockholders of each of Capital Partners, HPI and the Capital Partners Merger Subs, certified by the corporate secretary of the applicable entity, authorizing and approving the execution and delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby;

(2) the corporate minute books and stock record books of Capital Partners shall have been delivered to the Capital Partners Merger Subs, as applicable;

(3) the parties shall have executed and delivered the employment agreement for Randall Rohm and Thomas Flynn, to the extent required by HPI; and

(4) such other Documents and instruments as a Party or its counsel may reasonably request.

(m) Capital Partners shall deliver to HPI an estoppel certificate executed by each landlord of any Leased Real Property, in form and substance satisfactory to HPI.

(n) Certain Financial Covenants. The financial covenants and adjustments under Section 2.10, above, shall have been met to the satisfaction of HPI.

(o) Due Diligence. HPI shall have completed its due diligence investigation of Capital Partners (including without limitation an examination of the corporate books and records, financials, historical operations, management, business practices, computer systems, prospects, legal, tax, ERISA and other matters), and the results of such investigation shall be satisfactory to HPI in its sole discretion.

(p) Legal Opinions of Counsel for Capital Partners. Legal counsel for Capital Partners shall have delivered to HPI a written opinion of counsel in the form and substance attached hereto as Exhibit 11.1(p).

(q) Financing Contingency. HPI shall have completed an offering of HPI Common Stock which shall have generated net proceeds of not less than $7,500,000, on terms and conditions acceptable to HPI in its sole discretion.

(r) Financial Statements. HPI shall have received from Capital Partners such audited financial statements, reviewed financial statements and corresponding auditor’s opinions as shall enable HPI to file a form 8-K within four business days following the Closing Date verifying all SEC financial statement requirements.

ARTICLE XII

INDEMNIFICATION

12.1 Survival of Representations, Warranties and Covenants

. The representations and warranties contained in this Agreement shall survive as follows until the expiration of the applicable statute of limitations, except for the representations under Sections 4.8, 4.9, 4.13, 4.14, 4.16, 4.20, 4.21, 4.22, 4.23, 4.26, 4.27, 4.28, 4.31 or 4.32, which shall survive for three (3) years after the Closing Date. All covenants and agreements contained in this Agreement (and in the corresponding covenants and agreements set forth in any of the Documents) shall survive the Closing and continue in full force until fully performed in accordance with their terms.

12.2 Indemnification.

(a) The Shareholders agree to indemnify and hold harmless HPI and the Capital Partners Merger Subs, and each of their respective successors and assigns, together with all of their officers and directors, from and against any and all losses, damages, liabilities, obligations, costs or expenses which are caused by or arise out of (1) any breach or default in the performance by the Shareholders or Capital Partners of any covenant or agreement of the Shareholders or Capital Partners contained in this Agreement; (2) any material breach of warranty or inaccurate or erroneous representation made by the Shareholders or Capital Partners herein, in this Agreement or in any Schedule (including the Disclosure Schedule) delivered to HPI or the Capital Partners Merger Subs pursuant hereto or in any certificate or other instrument delivered by or on behalf of the Shareholders or Capital Partners pursuant hereto; (3) any infringement actions relating to the trademarks or service marks used by Capital Partners or any Capital Partners Subsidiary or any other loss arising out of a determination that Capital Partners and the Capital Partners Subsidiaries are not entitled to use such trademarks or service marks; (4) any claims by Jeremy Jaynes or Edward Sampson for unsatisfied obligation; and (5) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) arising out of the foregoing (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”), if and to the extent that such aggregate Losses exceed an aggregate of Twenty-Five Thousand Dollars ($25,000); provided, however, that no Shareholder shall be liable for a proportionate share of any Loss in excess of his proportionate share of his stock in the Company as of the Closing. Without limiting the generality of the immediately preceding sentence, the Shareholders shall fully indemnify and hold harmless HPI and the Capital Partners Merger Subs from and against all Claims of any nature regarding Capital Partners created or incurred prior to the Closing other than the Approved Liabilities (“Unapproved Liabilities”) until the applicable statutes of limitations expire in regard to such liabilities if such aggregate Unapproved Liabilities exceed Twenty-Five Thousand Dollars ($25,000). If Capital Partners has aggregate Losses and/or Unapproved Liabilities which exceed $25,000, then HPI shall be permitted to apply and offset, dollar-for-dollar, the amount of such aggregate Losses and/or Unapproved Liabilities against the Cash Earnout Payment or the Stock Earnout Payment, in each case on a pro rata basis.

(b) HPI and the Capital Partners Merger Subs jointly and severally agree to indemnify and hold harmless the Shareholders and their respective successors and assigns, from and against any and all Losses which are caused by or arise out of (1) any material breach or default in the performance by HPI or the Capital Partners Merger Subs of any covenant or agreement of HPI or the Capital Partners Merger Subs contained in this Agreement; (2) any material breach of warranty or inaccurate or erroneous representation made by HPI or the Capital Partners Merger Subs herein, in this Agreement or in any Schedule delivered to the Shareholders or Capital Partners pursuant hereto or in any certificate or other instrument delivered by or on behalf of HPI or the Capital Partners Merger Subs pursuant hereto; and (3) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) arising out of the foregoing, if and to the extent that such aggregate Losses exceed an aggregate of Twenty-Five Thousand Dollars ($25,000).

(c) Any indemnified party seeking indemnification hereunder shall give to the party obligated to provide indemnification to such indemnified party a notice describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such notice the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed pursuant hereto or in connection herewith upon which such claim is based. After the giving of any notice pursuant hereto, the amount of indemnification to which an indemnified party shall be entitled under this Article XII shall be determined by the written agreement between the indemnified party and the indemnifying party or by a final judgment or decree of any Court of competent jurisdiction.

(d) No party hereunder shall be obligated under this Section 12.2 to pay any amounts for indemnification hereunder relating to a claim to the extent of (A) any tax benefit to the indemnified party therefrom, or (B) any insurance proceeds and any indemnity, contribution or similar payment paid to the indemnified party or any affiliated entity from any third party with respect thereto.

(e) Notwithstanding any provision of this Section 12.2, the Shareholders shall not be required to indemnify HPI for any Losses resulting from the breach of a representation or warranty of the Company or the Shareholders hereunder if HPI or any representative of HPI had actual knowledge at the time of Closing of the existence of the facts or circumstances giving rise to such breach.

12.3 Third Party Claim

. If any third person asserts a claim against an indemnified party hereunder that, if successful, might result in a claim for indemnification against any indemnifying party hereunder, the indemnifying party shall be given prompt written notice thereof and shall have the right (a) to participate in the defense thereof and be represented, at his or its own expense, by advisory counsel selected by it, and (b) to approve any settlement if the indemnifying party is, or will be, required to pay any amounts in connection therewith. Notwithstanding the foregoing, if within ten (10) Business Days after delivery of the indemnified party’s notice described above, the indemnifying party indicates in writing to the indemnified party that, as between such parties, such claims shall be fully indemnified for by the indemnifying party as provided herein, then the indemnifying party shall have the right to control the defense of such claim, provided that the indemnified party shall have the right (1) to participate in the defense thereof and be represented, at his or its own expense, by advisory counsel selected by it, and (2) to approve any settlement if the indemnified party’s interests are, or would be, affected thereby, which approval shall not be unreasonably withheld, conditioned or delayed.

ARTICLE XIII

TERMINATION

13.1 Termination.

(a) A Party shall have the right to terminate this Agreement in the event that one of the conditions precedent to the obligation of such Party to close the transaction hereunder set forth in Section 11.1 have not been met by the scheduled Closing Date, as extended by mutual agreement of the Parties.

(b) This Agreement shall terminate if the Closing does not occur by April 30, 2006, unless such date is extended by mutual agreement of the Parties.

ARTICLE XIV

TAX MATTERS

14.1 Tax Returns.

(a) Subject to Section 14.1(c), The Shareholders shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Predecessor Entity, Capital Partners or a Capital Partners Subsidiary for taxable years or periods ending on or before the Closing Date, and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and HPI shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Capital Partners Surviving Corporation for taxable years or periods ending after the Closing Date and HPI shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. If there are any other requirements for amendment of any Tax Returns of Predecessor Entity, Capital Partners or a Capital Partners Subsidiary relating to periods of time prior to the Closing Date, Rohm shall be responsible for filing such returns and the Shareholders shall indemnify and hold harmless HPI, the Capital Partners Surviving Corporation and any of the Capital Partners from any taxes due in respect of such amended Tax Returns.

(b) From and after the Closing, the Shareholders shall indemnify HPI, pursuant to, and subject to the limitations set forth in, Article XII, for all (1) Taxes imposed on the Predecessor Entity, Capital Partners or a Capital Partners Subsidiary for any taxable year or period, or portion thereof, that ends on or before the Closing Date and (2) Taxes of any Person (other than Capital Partners) imposed on Capital Partners as a transferee or successor, by contract or pursuant to any requirement of laws, which Taxes relate to an event or transaction occurring before the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Taxes of the Predecessor Entity, Capital Partners or a Capital Partners Subsidiary (or Taxes for which the Predecessor Entity, Capital Partners or a Capital Partners Subsidiary is liable) for the portion of the period ending on the Closing Date (for which Rohm is liable) shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Capital Partners holds a beneficial interest shall be deemed to terminate at such time), except that the amount of any such Taxes that are imposed on a periodic basis and are not based on or measured by income or receipts shall be determined by reference to the percentage that the number of days in the portion of such period ending on the Closing Date bears to the total number of days in such period beginning after the Closing Date.

(c) HPI shall promptly cause the Capital Partners Surviving Corporation to prepare and provide to Rohm a package of Tax information materials, including, without limitation, schedules and work papers (the “Tax Package”) required by Rohm to enable Rohm to prepare and file all Tax Returns required to be prepared and filed by Rohm pursuant to Section 14.1(a). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of Capital Partners. HPI and the Capital Partners Surviving Corporation shall cause the Tax Package to be delivered to Rohm within 60 days after the Closing Date.

14.2 Contest Provisions.

(a) HPI shall promptly notify Rohm in writing upon receipt by HPI, the Capital Partners Surviving Corporation or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Rohm may be liable pursuant to Section 14.1 and Article XII.

(b) Rohm shall have the right to represent Capital Partners’ interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of their choice at their expense; provided, however, that Rohm shall have no right to represent Capital Partners’ interests in any Tax audit or administrative or court proceeding unless Rohm shall have first notified HPI in writing of his intention to do so and shall have agreed with HPI in writing that, as between HPI and Rohm, Rohm shall be liable for any Taxes that result from such audit or proceeding. The Capital Partners Surviving Corporation and its representatives shall have the right to fully participate at their expense in any such audit or proceeding and to consent to any settlement which affects a Tax period or Straddle Period ending after the Closing Date. Notwithstanding the foregoing, Rohm shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which adversely affects the liability for Taxes of HPI, Capital Partners or any Affiliate thereof for any period after the Closing Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of HPI, which consent may be withheld in the sole discretion of HPI.

14.3 Assistance and Cooperation

. After the Closing Date, each of Rohm and HPI shall (and cause their respective Affiliates to):

(a) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 14.1;

(b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Capital Partners or a Capital Partners Subsidiary;

(c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Capital Partners or a Capital Partners Subsidiary;

(d) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of Capital Partners or a Capital Partners Subsidiary for taxable periods for which the other may have a liability under this Article XIV;

(e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(f) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes relating to sales, transfer and similar Taxes;

(g) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article XIV;

(h) retain all books and records with respect to Tax matters pertinent to Capital Partners or a Capital Partners Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and

(i) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records or obtain copies of same.

14.4 S Corporation

. Capital Partners shall not revoke its election to be taxed as an S Corporation within the meaning of Code Sections 1361 and 1362 through the Closing Date. Neither Capital Partners, nor any Shareholder shall take or allow any action prior to the Effective Time that would result in the termination of Capital Partners’ status as a validly electing S Corporation within the meaning of Sections 1361 and 1362 of the Code

ARTICLE XV

MISCELLANEOUS

15.1 Notices

. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) made by facsimile transmission, (c) sent by recognized overnight courier, or (d) sent by certified mail, return receipt requested, postage prepaid.

If to HPI or the Capital Partners Merger Subs to:

311 N. Seminary, #1N
Chicago, Illinois 60657
Attn: Lee Wiskowski

Health Partnership, Inc.
5 Revere Drive, Suite 510
Northbrook, Illinois 60062
Attn: Gerard M. Jacobs

With a copy to:	Shefsky & Froelich Ltd.
111 E. Wacker Drive, Suite 2800
Chicago, Illinois 60601
Attn: Mitchell D. Goldsmith

If to Shareholders or Capital Partners:

Capital Partners For Health & Fitness, Inc.
101-a New Waverly Place
Cary, North Carolina 27511
Attn: Randall Rohm

All notices, requests, consents and other communications hereunder shall be deemed to have been delivered (1) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (2) if sent by facsimile transmission, at the time receipt has been acknowledged by electronic confirmation or otherwise, (3) if sent by overnight courier, on the next Business Day following the day such notice is delivered to the courier service, or (4) if sent by certified mail, on the fifth (5th) Business Day following the day such mailing is made.

15.2 Entire Agreement

. This Agreement and the other Documents embody the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

15.3 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

15.4 Assignment

Neither this Agreement, nor any right hereunder, may be assigned by any of the Parties without the prior written consent of the other Parties.

15.5 Modifications and Amendments

. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

15.6 Waivers

The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of the Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

15.7 No Third Party Beneficiary

Except as otherwise provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, the indemnified entities and persons referred to in Article XII are expressly acknowledged to be third party beneficiaries of this Agreement.

15.8 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

15.9 Publicity

Neither Capital Partners, nor any Shareholders shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of HPI, except as may be required by Law. Neither HPI nor the Capital Partners Surviving Corporation shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Capital Partners or Rohm, except pursuant to the advice of HPI’s securities law counsel. HPI and Capital Partners shall cooperate in regard to the timing and contents of any press release or public announcement which HPI and Capital Partners shall decide to make.

15.10 Governing Law

. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the Law of the State of Illinois without giving effect to the conflict of law principles thereof.

15.11 Counterparts; Facsimile Signatures

. This Agreement may be executed in any number of counterparts, either manually or via facsimile transmission of signatures, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

15.12 Headings

The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

15.13 Expenses

Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. The costs and expenses of the Shareholders in connection with the Transactions shall be borne by the Shareholders and not Capital Partners. To the extent such costs and expenses have not been satisfied or constitute obligations of Capital Partners, such costs shall be a reduction to the Cash Consideration.

15.14 Further Assurances

At any time and from time to time after the Closing Date each Party shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively carry forth the terms and conditions of this Agreement and the Documents.

15.15 Arbitration

Any controversy, dispute or claim arising out of or in connection with this Agreement shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Chicago, Illinois, pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of one arbitrator. If the parties cannot agree on the arbitrator, the office of the American Arbitration Association in Chicago, Illinois shall make the necessary appointment. The decision or award of the arbitrator shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the State of Illinois shall govern. Notwithstanding the agreement to arbitrate contained in this Section 15.15, any party may apply to any court having jurisdiction to enforce this Agreement to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved.

15.16 Incorporation by Reference

Each Exhibit and Schedule to this Agreement is hereby incorporated into this Agreement by reference thereto, with the same legally binding force and effect as if such Exhibit or Schedule were fully set forth herein. any disclosure made in this Agreement or in any Schedule or any document attached to any Schedule shall be deemed to be a disclosure for all Schedules. If the Schedules and Exhibits have not been completed prior to the Closing Date, the parties shall complete such schedules within five (5) business days after the date hereof. The Schedules shall not reveal any materially adverse conditions not otherwise disclosed in the Financial Statements.

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

HEALTH PARTNERSHIP INC.

By:
Name:
Title:

CAPITAL PARTNERS MERGER SUB, INC.

By:
Name:
Title:

CAPITAL PARTNERS ACQUISITION SUB, INC.

By:
Name:
Title:

CAPITAL PARTNERS FOR HEALTH & FITNESS, INC.

By:
Name:
Title:

RANDALL ROHM

THOMAS FLYNN